Exhibit 99.1

TransDigm Group Authorizes New Share Repurchase Program

CLEVELAND, August 23, 2011 /PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG) announced today that its Board of Directors has authorized the repurchase of up to $100 million of the Company’s common stock. The new program replaces the repurchase program announced on October 23, 2008, under which the Company previously repurchased $15 million of common stock.

W. Nicholas Howley, Chairman and CEO of TransDigm Group Incorporated, stated, “As always, we continually seek to optimize both our capital structure and our uses of cash. In accordance with our consistent long running strategy, we anticipate that the primary and preferred use of our financial resources will continue to be the acquisition and operation of accretive, proprietary aerospace businesses with significant aftermarket content. Per our past practice and in light of recent stock market volatility, we believe an upgraded repurchase program, more consistent with our current market value, will give us the financial structure flexibility to respond when and if unique opportunities arise to acquire shares or other capital market activities are appropriate.”

The stock repurchase program may be carried out at the direction of the Company through open market purchases (which may or may not include one or more plans under Rule 10b5-1 of the Securities Exchange Act of 1934), block trades, and Board-approved privately negotiated transactions. The stock may be repurchased on an ongoing basis subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital and the Company’s financial performance. The Company is not obligated to make any purchases and the program may be suspended or discontinued at any time. As of July 29, 2011, the Company had approximately 50.1 million shares of common stock outstanding. Any repurchased shares will be held in treasury and will be available for general corporate purposes.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, aircraft audio systems, specialized cockpit displays, engineered latching and locking devices, specialized lavatory components, engineered connectors and elastomers, rods and locking devices, NiCad batteries/chargers, and lighting and control technology.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com